Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made by and between THE PEP BOYS-
MANNY, MOE & JACK, a Pennsylvania corporation (the "Corporation"), and Lawrence Napier Stevenson (the "Executive"), on this 28th day of April, 2003 (the "Effective Date").

W I T N E S S E T H :

WHEREAS, the Corporation desires to retain the employment services of the Executive and the Executive desires to accept such employment by entering into this Employment Agreement on the terms and conditions as set forth herein (the "Agreement");

NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the Corporation and the Executive agree as follows:

1. Position and Duties.

(a) The Executive shall serve as the Chief Executive Officer of the Corporation (the "CEO") and shall perform such duties and services incident to such positions and such other reasonably related duties as may be assigned to him from time to time by the Board of Directors of the Corporation ("Board"). The Corporation shall nominate the Executive to the Board and use its best efforts to have the Executive elected as a director. During Executive's employment with the Corporation, the Executive shall report directly to and take direction from the Board. The majority of Executive's services shall be performed at the Corporation's main headquarters in Philadelphia Pennsylvania.

(b) Excluding periods of vacation, sick leave and disability to which the Executive is entitled, the Executive agrees to devote his full time, attention and energy to the business of the Corporation and to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive shall not, without the prior written consent of the Corporation, actively engage in any other business or business activity during the Employment Period (as defined below). The Executive may, however, (i) serve on corporate, civic or charitable boards or committees, (ii) participate in appropriate professional organizations, including the Young President's Organization,
(iii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iv) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder.

2. Employment Period; Commencement of Employment. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the "Initial Employment Period"). Thereafter, the term of this Agreement shall automatically renew for an indeterminate number of one-year periods unless, at least two months prior to the expiration of the Initial Employment Period or any succeeding one-year term, either party gives written notice to the other of its election not to extend such term of the Agreement (the Initial Employment Period and any succeeding one-year renewal is hereinafter referred to as the "Employment Period"). The Executive shall commence employment services as soon as reasonably practicable following the Effective Date but no later than May 27, 2003 (the "Employment Commencement Date").

3. Compensation.

(a) Base Salary. During the Employment Period, as consideration for services rendered, the Corporation shall pay to the Executive a base salary at an annual rate at least equal to $900,000 ("Base Salary") payable over each calendar year at the regular pay periods of the Corporation. During the Employment Period, Base Salary shall be reviewed by the Board (or the Compensation Committee thereof) at least annually and may be increased, but not decreased, at any time and from time to time as shall be determined by the Board (or the Compensation Committee) in its sole discretion.

(b) Signing Bonus. In consideration for the Executive entering into this Agreement and agreeing to serve as the CEO, the Corporation shall pay to the Executive a signing bonus equal to $500,000 (the "Signing Bonus") within five business days following the Employment Commencement Date. The Signing Bonus shall be conditioned on the Executive's continued employment with the Corporation for twelve (12) months following the Employment Commencement Date. To the extent that the Executive voluntarily terminates employment with the Corporation or the Corporation terminates the Executive's employment for Cause (as defined herein) during the initial twelve-month Employment Period, the Signing Bonus shall be forfeited and the Executive agrees to repay the Signing Bonus to the Corporation within five business days following such termination. A termination of employment on account of the death or Disability (as defined herein) of the Executive or initiated by the Corporation (other than for Cause) or by the Executive for Good Reason shall not require such repayment.

(c) Annual Bonus. During the first fiscal year of the Employment Period (the "First Fiscal Year"), the Executive shall be entitled to earn a bonus based upon performance objectives established by the Compensation Committee of the Board (the "First Fiscal Year Bonus"). The threshold, target and maximum bonus levels for the First Fiscal Year Bonus shall be 50%, 100% and 150% of Base Salary, respectively. The First Fiscal Year Bonus shall be prorated for the time that this Agreement is in effect during the First Fiscal Year and shall be paid to the Executive after the end of the First Fiscal Year at the time that fiscal year 2004 bonuses are paid to other senior executives under the Corporation's Executive Incentive Bonus Plan (the "Bonus Plan"). If the threshold performance goals for the First Fiscal Year are not attained such that the Executive would not earn at least 50% of Base Salary (prorated as above), the Corporation shall pay to Executive a guaranteed bonus for the First Fiscal Year equal to 50% of Base Salary, prorated for the time that this Agreement is in effect during the First Fiscal Year. For each full fiscal year following the First Fiscal Year during the Employment Period, the Executive shall be eligible to earn an annual bonus (an "Annual Bonus") under the terms and conditions of the Bonus Plan (the Guaranteed Bonus and any Annual Bonus is hereinafter referred to as a "Bonus"). For each full fiscal year following the First Fiscal Year, the Executive's threshold, target and maximum bonus opportunity shall be 50%, 100% and 150% of his Base Salary, respectively.

(d) Employee Benefit Plans. In addition to the Base Salary and Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive programs, savings, pension and retirement plans and programs generally available to other senior executives of the Corporation from time to time other than those embodied in separately negotiated agreements.

(e) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive's family shall be eligible for participation (to the same degree as other senior executives of the Corporation) in each welfare benefit plan of the Corporation, including, without limitation, all medical, prescription, dental, disability, salary continuance, life, accidental death and travel accident insurance plan and programs of the Corporation and its affiliated companies. The Company shall pay for at least $2 million in term life insurance coverage for the Executive.

(f) Reimbursement of Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement, in accordance with the general expense reimbursement policy of the Corporation for all reasonable expenses incurred by the Executive in the performance of his duties hereunder. In addition, the Corporation shall reimburse the Executive for membership and annual dues for his participation in the Young President's Organization and travel expenses and attendance fees for attending conferences with such organization during the Employment Period, up to a maximum of $25,000 per year. The Corporation shall also reimburse the Executive for the reasonable costs incurred by him for financial advice in connection with structuring and negotiating the terms and conditions of this Agreement and his employment with the Corporation, up to a maximum of $5,000.

(g) Vacation. During the Employment Period, the Executive shall be entitled to four weeks per calendar year of paid vacation.

(h) Stock Option. On the Effective Date, the Corporation shall grant to the Executive a stock option to purchase that number of shares of the Corporation's common stock equal to $8,000,000 divided by the fair market value of one share of common stock on the Effective Date (the "Inducement Option"). The Inducement Option shall have an exercise price equal to the fair market value of one share of the Corporation's common stock on the Effective Date and shall be subject to the following vesting schedule: 20% fully vested on the Effective Date, 20% to vest on each of the first, second, third and fourth anniversaries of the Effective Date. Except as otherwise set forth herein, vesting shall be contingent on continued employment with the Corporation. The Inducement Option shall have such other terms and conditions as set forth in a stock option agreement to be entered into by the Corporation and the Executive. For purposes of this Section 3(h), the term "fair market value" shall mean the mean between the highest and lowest quoted selling prices for the Corporation's common stock.

(i) Relocation and Expenses. The Corporation shall reimburse the Executive for all reasonable and customary relocation costs and expenses (including reasonable and customary travel and lodging expenses for the Executive and his family to look for permanent living accommodations and temporary living accommodations for the Executive after the Employment Commencement Date but excluding the broker's commission for selling his current Canadian residence) accrued through the end of August 2003 in connection with the Executive's relocation from his current home in Canada to the greater Philadelphia metropolitan area, including all costs, expenses and fees necessary under U.S. law to allow the Executive to enter the United States and work for the Corporation during Employment Period. In the event that this Agreement and Executive's employment is terminated by the Corporation without Cause within thirty-six (36) months of the Effective Date or the Company gives to the Executive written notice of its intent not to extend the Agreement beyond the Initial Employment Period pursuant to Section 2 herein, the Corporation shall reimburse the Executive for all reasonable and customary relocation costs and expenses accrued (within four months of such termination of employment) in connection with the Executive's relocation from his then current home in the greater Philadelphia metropolitan area back to Toronto, Ontario, Canada.

4. Termination. This Agreement and Executive's employment shall terminate under the following circumstances:

(a) Death or Disability. This Agreement shall terminate automatically upon the Executive's death. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of 90 days or more, or
(ii) periods aggregating 120 days or more during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and the Corporation, by notice to Executive, shall have the right to terminate this Agreement and the Executive's employment for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Corporation in good faith, whose determination shall be final and binding on the parties.
Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, the Corporation may conclusively determine Executive to have suffered a Disability and terminate the Employment Period on account of such Disability at any time after Executive has commenced receiving benefits under the Corporation's Long Term Disability Salary Continuation Plan.

(b) With or Without Cause. The Corporation may terminate this Agreement and the Executive's employment with or without "Cause." For purposes of this Agreement, "Cause" means (i) the continued failure of Executive to perform substantially his duties with the Corporation (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Corporation or delivering a Notice of Termination for Good Reason to the Corporation); (ii) any act by Executive of illegality, dishonesty or fraud in connection with the Executive's employment; (iii) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to the Corporation or its affiliates; (iv) Executive's conviction of or pleading guilty or no contest to a felony; or (v) a violation of Section 6 or 7 herein. For purpose of this paragraph (b), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event set forth in clauses (i) - (v) above has occurred and specifying the particulars thereof in detail. The Board must notify Executive of any event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c) With or Without Good Reason. This Agreement and the Executive's employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, "Good Reason" means:

(i) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's position, duties, responsibilities or status as CEO (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon (A) a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Corporation no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (c).

(ii) a material and adverse change in Executive's title or office as CEO, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by Executive;

(iii) any substantial failure by the Corporation to comply with any of the provisions of Section 3 of this Agreement; or

(iv) the Corporation requiring the Executive to be based at any office or location other than that described in Section 1(a) hereof, except for travel required in the performance of the Executive's responsibilities hereunder; provided, however, that a termination by Executive for Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Corporation, the Corporation has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive.

(d) Notice of Termination. Any termination by the Corporation with or without Cause or by the Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 9(d) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the termination date is other than the date of receipt of such notice specifies the proposed termination date.

(e) Expiration of the Employment Period. This Agreement and the Executive's employment shall terminate upon the delivery of a notice of non-extension of the Employment Period by either the Executive or the Corporation as set forth in Section 2.

(f) Certain Modifications. Notwithstanding anything to the contrary contained in this Section 4 or in any other Section of this Agreement, Good Reason shall not be deemed to occur, and the Corporation shall not be deemed in violation of any provision of this Agreement, upon any change in duties or responsibilities of the Executive that is a result of a modification of the organizational structure of the Corporation.

5. Obligations of the Corporation Upon Termination.

(a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate and the Corporation shall pay the Executive's estate his Base Salary through the date of termination at the rate in effect at the time of death and any other benefits (including death benefits) to which Executive is entitled to hereunder as of the date of the Executive's death and shall have no further obligations to the Executive under this Agreement.

(b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate and the Corporation shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time of Disability and any other benefits (including Disability benefits) to which Executive is entitled to hereunder at the date of the termination and shall have no further obligations to the Executive under this Agreement.

(c) With Cause, Without Good Reason or Non-Extension of Employment Period. If the Executive's employment shall be terminated (i) by the Corporation with Cause, (ii) by Executive without Good Reason or (iii) on account of the delivery by either party of a notice of non-extension of the Employment Period, the Corporation shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d) Without Cause or With Good Reason. If, during the Employment Period, Executive's employment shall be terminated (i) by the Corporation without Cause, or (ii) by Executive for Good Reason, the Corporation shall pay to the Executive or provide the following amounts and benefits, with respect to which Executive shall have no duty of mitigation:

(A) to the extent not theretofore paid, the Corporation shall pay the Executive's Base Salary through the date of termination at the rate in effect on the date of termination plus any Bonus amounts which have been earned and become payable and any vacation pay for accrued but unused vacation through the date of termination in the calendar year which includes the date of termination (such amount to be paid in a lump sum within 10 days of such termination);

(B) the Corporation shall continue to pay to the Executive the Base Salary in equal installments at the regular pay periods of the Corporation from the termination date through the end of the then applicable Employment Period as if the Executive had continued to be employed for the remainder of the then applicable Employment Period (the "Severance Period");

(C) the Corporation shall also pay to the Executive (i) his target bonus amount under the Bonus Plan (or 150% of Base Salary if such termination occurs in the First Fiscal Year) for the fiscal year which includes the date of termination or, if no target has been set with respect to Executive for such fiscal year, the target bonus amount for the immediately preceding fiscal year (in either case, based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan) (the "Target Bonus") and (ii) his Target Bonus for each fiscal year that ends during the Severance Period;

(D) the Corporation shall continue to provide welfare benefits to the Executive and his family during the Severance Period at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in Section 3(e) in this Agreement if the Executive's employment had continued through the Severance Period. To the extent that such benefits are not permissible after termination of employment under the terms of the benefit plans of the Corporation then in effect, the Corporation shall pay to the Executive in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the cost to the Executive of acquiring on a non-group basis those benefits lost to the Executive and the Executive's family as a result of the Executive's termination; and

(E) all non-vested stock options held by the Executive shall immediately become fully vested and non-forfeitable; All payments and benefits to be provided to this Section 5(d) shall be subject to the Executive's (x) compliance with the restrictions of Sections 6 and 7(a) herein and (y) execution of a general release and waiver of claims against the Corporation in the form to be determined by the Corporation at the time of termination. Anything herein to the contrary notwithstanding, if the Executive becomes entitled to payments pursuant to Section 5(d) hereof, Executive agrees to waive payments under any severance plan or program of the Corporation.

6. Confidential Information. The Executive shall forever hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation or any of its affiliated companies and which shall not be public knowledge. The Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

7. Covenant Against Competition.

(a) The Executive shall not, during his employment with the Corporation, and
(i) for two years following his termination of employment with the Corporation for any reason other than by the Corporation without Cause or by the Executive for Good Reason or (ii) during the Severance Period in the event the Executive is terminated by the Corporation without Cause or the Executive terminates his employment for Good Reason, directly or indirectly induce or attempt to influence any employee of the Corporation to terminate his employment with the Corporation and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States of America, which is involved in, business activities which are the same as, similar to or in competition with business activities carried on by the Corporation, or being definitely planned by the Corporation, at the time of the termination of the Executive's employment. However, nothing contained in this Section 7(a) shall prevent the Executive from holding for investment up to two percent (2%) of any class or equity securities of a company whose securities are traded on a national or foreign securities exchange.

(b) Executive acknowledges that the restrictions contained in Section 6 and 7(a), in view of the nature of the business in which the Corporation is engaged, are reasonable and necessary in order to protect the legitimate interests of the Corporation, and that any violation thereof would result in irreparable injuries to the Corporation, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Corporation shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

(c) If the Executive violates any of the restrictions contained in the foregoing Section 7(a), the restrictive period shall be extended from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Corporation.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

(c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state courts located in Philadelphia, Pennsylvania.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to:
Lawrence Napier Stevenson
258 Warren Road
Toronto, Ontario
Canada M4V 2S8

(until such time as the Executive has relocated to the United States and thereafter to such new U.S. address)

If to the Corporation, to:
The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention:  President

with a copy to:
Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019
Attention:  Daniel D. Rubino, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(f) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

 (g) This Agreement and the stock option agreement to be entered into in connection with the grant of the Inducement Option, contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Lawrence N. Stevenson
Lawrence Napier Stevenson

THE PEP BOYS - MANNY, MOE & JACK

By:  /s/ The Pep Boys - Manny, Moe & Jack